Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84256, 33-84258, 33-89282, 33-88196, 333-27525, 333-07255, 333-30324, 333-46129, 333-30478, 333-52666, 333-52668, 333-67734, 333-67736, and 333-67740), Form S-3 (File Nos. 333-61508, 333-76546, 333-96863 and 333-104394), and Form S-4 (File No. 333-104396) of Chesapeake Energy Corporation of our report dated February 24, 2003, except for the information in Note 1 under the caption “Leasehold Costs” and Note 16, as to which the date is as of September 9, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

September 18, 2003